Exhibit 21
SUBSIDIARIES OF ATRICURE, INC.
AtriCure Europe, B.V., incorporated in the Netherlands
AtriCure, LLC, a Delaware limited liability company
SentreHEART LLC, a Delaware limited liability company
AtriCure Spain, S.L., incorporated in Spain
AtriCure Germany GmbH, incorporated in Germany
AtriCure UK Limited, incorporated in the United Kingdom
AtriCure Canada, Inc., incorporated in Canada

AtriCure Hong Kong Limited, incorporated in Hong Kong
AtriCure (Beijing) Medicine Information Consulting Service Co., Ltd., incorporated in Beijing
AtriCure Asia Pacific PTE., Ltd., incorporated in Singapore
AtriCure Japan Co., Ltd., incorporated in Japan